Filed pursuant to Rule 433

Registration No. 333-132574-01

Free Writing Prospectus Dated December 11, 2006

PPL ENERGY SUPPLY, LLC

$300,000,000

6.00% SENIOR NOTES DUE 2036

FINAL TERMS AND CONDITIONS

Issuer:	PPL Energy Supply, LLC
Securities Offered:	6.00% Senior Notes due 2036
Principal Amount:	$300,000,000
Rank:	Senior unsecured
Price to Investors (%):	98.848% plus accrued interest, if any, from Settlement Date
Trade Date:	December 11, 2006
Settlement Date:	December 14, 2006 (T + 3)
Maturity Date:	December 15, 2036
Redemption/Repayment Provisions:	The Notes may be redeemed at the Company’s option, in whole at any time or in part from time to time, at the redemption prices set forth in the Prospectus Supplement. The Notes are not entitled to the benefit of any sinking fund and will not be repayable at the option of a Holder prior to the Stated Maturity Date.
Annual Interest Rate:	6.00%
Yield to Maturity:	6.084%
Spread to Benchmark Treasury:	+145
Benchmark Treasury:	4.50% due February 15, 2036
Benchmark Treasury Yield:	4.634%
Interest Payment Dates:	Semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2007
Expected Ratings (Moody’s/S&P/Fitch):	Baa2 /BBB/BBB+
CUSIP Number:	69352J AK3
Issuance Format:	SEC Registered
Joint Book-Running Managers: Co-Managers:	BNP Paribas Securities Corp. Goldman, Sachs & Co. HSBC Securities (USA) Inc. Lloyds TSB Bank plc
Mellon Financial Markets, LLC PNC Capital Markets, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it to BNP Paribas Securities Corp. by calling toll-free at 1-800-854-5674, to Goldman, Sachs & Co. by calling toll-free at 1-866-471-2526, or to HSBC Securities (USA) Inc. by calling toll-free at 1-866-811-8049.